Exhibit 99.1

Dougherty’s Pharmacy, Inc. Reports Second Quarter 2017 Earnings

Dallas (August 14, 2017) – Dougherty’s Pharmacy, Inc. (Pink Sheets: MYDP) (“Dougherty’s” or the “Company”) (formerly Ascendant Solutions, Inc.) today announced its results for the second quarter of fiscal 2017.

Highlights

•	In June, the Company changed its corporate name to Dougherty’s Pharmacy, Inc. and resumed reporting with the Securities and Exchange Commission.
•	Gross profit margin for year-to-date 2017 increased to 27.4% from 26.4% for the first six months of 2016.
•	The generic dispensing rate in the 2017 second quarter increased to 84.3% compared to 82.3% in the 2016 second quarter.
•	The Company plans to uplist to the OTCQB Venture Market in 2017.
•	Dougherty’s Pharmacy sold its underperforming Humble location in May 2017.

For the second quarter ended June 30, 2017, the Company reported a consolidated net loss of $305,000, or $0.01 per share, compared to a net loss of $323,000, or $0.01 per share, for the same period of 2016. The Company reported second quarter Consolidated Earnings before Interest, Taxes, Depreciation and Amortization and Loss on Disposal of Assets (“EBITDA (Adjusted)”) of $136,000, compared to consolidated EBITDA (Adjusted) of $179,000 in the same period of 2016. (See tables below for a reconciliation of net loss to EBITDA (Adjusted) on a GAAP basis.)

Consolidated net loss for the six months ended June 30, 2017, was $473,000, or $0.02 per share, compared to a net loss of $539,000, or $0.02 per share, for the first six months of 2016; EBITDA (Adjusted) was $347,000 compared to $340,000, respectively. Improved EBITDA (Adjusted) was attributable to continued improved gross margin percentages and reductions in selling, general and administrative expenses “SG&A.”

The Company’s net losses for the second quarter and YTD 2017 compared to the same periods in 2016 were attributable to interest, depreciation and amortization and losses on disposal of assets of $75,000 and $114,000, respectively. The 2017 loss was related to the May 2017 disposal of the assets at the Humble, Texas location, discussed below. The 2016 loss was recognized in the second quarter of 2016 in conjunction with the move of Dougherty’s Pharmacy Forest Park to its new location at Preston and Campbell in Dallas.

Key measures used by the Company’s management to evaluate business performance include revenue, gross profit, selling, general and administrative expense (“SG&A”) and EBITDA. EBITDA is calculated as net income before deducting interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure that Company’s management considers to best present the results of ongoing operations and is useful when comparing the performance between different reporting periods. In certain instances, we have presented EBITDA (Adjusted) which also excludes certain one-time, non-recurring, non-operating losses or impairments, as the Company considers excluding these adjustments necessary to derive the results of ongoing operations. In those instances, we have identified when the Company is presenting adjusted EBITDA. Although EBITDA or EBITDA (Adjusted) is not a measure of actual cash flow because it does not consider changes in assets and liabilities that may impact cash balances, the Company believes it is a useful metric to evaluate operating performance and has therefore included such measures in the discussion of operating results below.

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Pharmacy Operations

The Company’s subsidiary, Dougherty’s Holdings, Inc. (“DHI”), which owns and operates multiple Dougherty’s Pharmacies, reported EBITDA (Adjusted) of $378,000 for the second quarter ended June 30, 2017, compared to $305,000 in 2016, an increase of 24%. DHI’s same stores reported a sales decline of $787,000 or 7 percent for the 2017 quarter when compared to prior year. EBITDA (Adjusted) for the six months ended June 30, 2017, was $742,000 compared to $626,000 in 2016, an increase of 18.5%. DHI’s same stores reported a sales decline of $1,548,000 or 7.1 percent for the six months ended 2017 when compared to prior year.

The sales decline for the quarter and six months ended June 30, 2017 is primarily attributable to the conversion of prescriptions from brand to generic as evidenced by the increase in the generic dispensing rate to 84.3% from 82.4% year over year and a minimal total script count decline of 1 percent. The majority of the 1% decline in the script count is attributable to the sale of our Humble pharmacy. The year-to-date gross margin percent improved to 27.4% from 26.4% over the same period in 2016 due to the revised purchase agreement, which secured improved pricing and rebates with the Company’s primary wholesaler. SG&A declined $122,000, or 5.4%, and $287,000, or 6.2% for the three and six months ended June 30, 2017, respectively, as a result of the Company’s continued implementation of cost reductions in 2017.

On May 6, 2017, the Company sold its pharmacy in Humble, Texas, acquired in September 2014, and received total cash proceeds of $274,000 related to this transaction. Divesting the pharmacy will have a less than two percent impact on total sales and will positively impact the bottom line.

The following chart summarizes DHI’s pharmacy operations, along with DHI’s corporate overhead. Same store sales compare results for pharmacies held for over one year. Acquisition store sales will be reported separately from same store sales. There were no acquisition store sales to report in 2016 or 2017.

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Pharmacy Operations Financial Summary
(000’s omitted, except script count, unaudited)

	Q2 2017	Q2 2016	YTD 2017	YTD 2016
Same Store Sales:
Revenue	$10,211	$10,998	$20,266	$21,814
Gross margin percentage	27.0%	25.8%	27.4%	26.4%
SG&A	2,133	2,255	4,298	4,585
EBITDA (Adjusted)	629	579	1,251	1,172
Generic dispensing rate	84.3%	82.4%	84.3%	82.3%
Script count	109,376	110,454	221,221	221,525

Pharmacy Operations Overhead:
SG&A	251	274	509	546

Total Pharmacy Operations:
Revenue	$10,211	$10,998	$20,266	$21,814
Gross margin percentage	27.0%	25.8%	27.4%	26.4%
SG&A	2,384	2,529	4,807	5,131
EBITDA (Adjusted)	378	305	742	626
Generic dispensing rate	84.3%	82.4%	82.3%	82.3%
Script count	109,376	110,454	221,221	221,525

Corporate Overhead

The Company’s corporate overhead division reported negative EBITDA of ($242,000) for the second quarter of 2017 compared to ($166,000) in 2016 and ($395,000) for the six months ended June 30, 2017 compared to ($326,000) for 2016. The increase of $76,000 in the second quarter is attributed to professional fees for services and subscriptions incurred for the FORM 10 filing, corporate name change and upgrade to OTCQB Venture Markets from the Pink Sheets.

Management Comments

Jim Leslie, Chairman of Dougherty’s, commented, “We are pleased that our pharmacy operations reported second quarter 2017 adjusted EBITDA of $378,000, which is a 24 percent improvement over Q2 2016 adjusted EBITDA of $305,000. We continue to focus on improving operations at each of our pharmacies and seek opportunistic acquisitions of well-run community pharmacies to add to our Dougherty’s brand. We are excited to announce that Dougherty’s Pharmacy completed the necessary requirements to resume filing periodic reports with the SEC, and we expect to uplist from the Pink Sheets to the OTCQB Venture Market in the upcoming quarter. These changes are designed to provide enhanced value to our shareholders through our Company’s stock, which is now traded under the ticker, MYDP.”

Mark Heil, President and CFO, added, “Second quarter 2017 revenues were down slightly from prior year due to the deflationary market in generic drugs that the pharmacy industry is experiencing, as our script count was consistent with prior year’s counts. As more consumers are opting to convert to generics in lieu of brand name prescription drugs, we’ve seen a decrease in revenues and an improvement in our margins. Management is implementing new initiatives to drive increased sales through additional script volume. We’ve continued to make efforts to reduce costs, as evidenced by the decrease in SG&A. Management continues to focus on improving operations and is pleased that our efforts to drive higher margins have been successful in 2017 to offset lower sales. We expect to see growth in EBITDA during the second half of 2017 as margins and efficiencies continue to improve at our pharmacies. The sale of our Humble pharmacy in the second quarter of 2017 will allow us to focus our time and resources on our remaining five profitable locations. We remain convinced our growth strategy will produce solid shareholder returns over time.”

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Select Balance Sheet Items and Book Value per Share

(000's omitted, except per share amounts, unaudited)

	June 30,	December 31,
	2017	2016

Cash	$751	$361
Accounts Receivable, net	1,760	1,913
Inventory, net	3,443	3,340
Prepaid expenses and other	522	399
Total Current Assets	6,476	6,013
Long Term Receivable	608	–
Property and Equipment, net	1,168	1,386
Intangible Assets, net	3,227	3,681
Equity Method Investments	–	1,295
Deferred Tax Asset	3,000	3,000
Total Assets	$14,479	$15,375

Accounts Payable	$3,029	$2,643
Accrued Liabilities	369	293
Notes Payable, Short-Term	783	1,129
Total Current Liabilities	4,181	4,065
Notes Payable, Long-Term	7,053	7,607
Total Liabilities	11,234	11,672
Stockholders' Equity	3,245	3,703
Total Liabilities and Equity	$14,479	$15,375

Common Shares Outstanding	22,476,821	22,417,679
Book Value per Share	$0.14	$0.17

Select Income Statement Items

(000's omitted, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue	$10,211	$10,998	$20,266	$21,814
Cost of Sales	7,448	8,163	14,716	16,057
Gross Profit	2,763	2,835	5,550	5,757
SG&A	2,627	2,656	5,203	5,417
EBITDA (Adjusted)	136	179	347	340
Depreciation & Amortization	(254)	(267)	(520)	(528)
Loss on disposal of assets	(75)	(114)	(75)	(114)
Interest	(100)	(111)	(202)	(217)
Taxes	(12)	(10)	(23)	(20)
Net loss	$(305)	$(323)	$(473)	$(539)

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About Dougherty’s Pharmacy, Inc.

Dougherty’s Pharmacy, Inc. is a value-oriented investment firm focused on successfully acquiring, managing and growing community-based pharmacies in the Southwest Region. Dougherty’s currently has approximately $48 million in net operating loss carryforwards which can be used to shelter future income, thus enhancing free cash flow or debt service capabilities. Interested investors can access financials and stock trading information for Dougherty’s at OTCMarkets.com or at www.doughertys.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations, projections, estimates and assumptions. These forward-looking statements may be identified by words such as "expects," "believes," "anticipates" and similar expressions. Forward-looking statements involve risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Contacts:
	Mark S. Heil	Geralyn DeBusk or Tom Carey
	President and CFO	Halliburton Investor Relations
	972-250-0945	972-458-8000

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